As filed with the Securities and Exchange Commission on October 5, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Diamond Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	20-2556965
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
600 Montgomery Street, 17th Floor
San Francisco, California 94111
(Address of Principle Executive Offices)
2005 Equity Incentive Plan
(Full title of the Plan)
Stephen E. Kim
Senior Vice President, General Counsel and Human Resources
Diamond Foods, Inc.
600 Montgomery Street, 17th Floor
San Francisco, California 94111
(415) 912-3180
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Horace L. Nash, Esq.
Fenwick & West LLP
801 California Street
Mountain View, California 94041
(650) 988-8500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of Securities	Amount to be	Aggregate Offering	Aggregate Offering	Registration
to be Registered	Registered (1)	Price Per Share (2)	Price	Fee
Common Stock, par value $0.001 (3)	437,763(4)	$41.01	$17,950,471.83	$1,279.87

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also covers an indeterminable number of additional shares of common stock, $0.001 par value per share (“Common Stock”), of Diamond Foods, Inc. (“Registrant”) as may hereafter be issued in the event of stock dividend, stock split, recapitalization or any other similar transaction effected without Registrant’s receipt of consideration, pursuant to Registrant’s 2005 Equity Incentive Plan (“Plan”) and all other plans, agreements or rights.

(2)	Estimated solely for the purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of Registrant’s Common Stock reported on the NASDAQ Stock Market on September 28, 2010.

(3)	Attached to and trading with each share of Common Stock is a preferred share purchase right (“Right”) issuable pursuant to the Rights Agreement, dated as of April 29, 2005, between Registrant and EquiServe Trust Company, N.A. (“Rights Agreement”). The Right entitles holder of Common Stock under certain circumstances set forth in the Rights Agreement to purchase 1/100th of a share of Series A Junior Participating Preferred Stock for each share of Common Stock held, for no additional consideration. Accordingly, no additional registration fee is required.

(4)	Shares automatically reserved for issuance under the Plan.

EXPLANATORY NOTE
     This registration statement on Form S-8 (“Registration Statement”) is being filed pursuant to General Instruction E to Form S-8. This Registration Statement registers an aggregate of 437,763 additional shares of common stock, $0.001 par value per share (“Common Stock”), of Diamond Foods, Inc. (“Registrant”) automatically reserved on August 1, 2010 issuable pursuant to the terms of Registrant’s 2005 Equity Incentive Plan (“Plan”).
STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8
REGISTRATION OF ADDITIONAL SECURITIES
     This Registration Statement hereby incorporates by reference the contents of Registrant’s earlier registration statements on Form S-8 filed with the Securities and Exchange Commission (“Commission”) on July 20, 2005 (registration number 333-126743), January 18, 2007 (registration number 333-140066), September 25, 2008 (registration number 333-153672) and September 30, 2009 (registration number 333-162222).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.
     The documents containing the information specified in this Item 1 have been or will be sent or given to participates in the Plan in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (“Securities Act”). In accordance with the rules and regulations of the Commission and instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registration Information and Employee Plan Annual Information.
     The documents containing the information specified in this Item 2 have been or will be sent or given to participants in the Plan in accordance with Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     The following documents and information previously filed or to be filed with the Commission are incorporated by reference in this Registration Statement:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2010, filed with the Commission on October 5, 2010 pursuant to Section 13 of the Securities Exchange Act of 1934 (“Exchange Act”); and
     (b) The description of Registrant’s Common Stock and preferred share purchase right contained in Registrant’s registration statement on Form 8-A filed with the Commission on July 15, 2005 (registration number 000-51439), pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered under this Registration

Statement have been sold or which deregisters all of such shares then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such document, except as to any portion of any future annual, quarterly or current report to stockholders or document that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
     Not applicable.

Item 5.	Interests of Named Experts and Counsel.
     Not applicable.

Item 6.	Indemnification of Directors and Officer.
     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the current law. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.
     The Registrant’s First Amended and Restated Certificate of Incorporation provides for the indemnification of Registrant’s officers and directors to the fullest extent permitted under Delaware law.
     The Registrant enters into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Registrant’s First Amended and Restated Certificate of Incorporation, and Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.
     In addition, subject to the limits set forth in such policies, the directors and officers of Registrant are insured under polices of insurance maintained by Registrant against certain losses arising from any claims made against them by reason of being or having been such director or officer.

Item 7.	Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits.

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
5.01	Opinion of Fenwick & West LLP as to legality of securities being registered					X

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01)					X

23.02	Consent of Deloitte & Touche LLP, independent registered public accounting firm					X

24.01	Power of Attorney					X

Item 9.	Undertakings.
(a) The Registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     i. To include any propectus required by section 10(a)(3) of the Securities Act;
     ii. To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     iii. To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 5th day of October, 2010.

DIAMOND FOODS, INC.
By:	/s/ Michael Mendes
Michael J. Mendes
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Mendes Michael J. Mendes	Chairman, President and Chief Executive Officer (Principal Executive Officer)	October 5, 2010

/s/ Steven M. Neil Steven M. Neil	Chief Financial and Administrative Officer, Executive Vice President and Director (Principal Financial and Accounting Officer)	October 5, 2010

/s/ John J. Gilbert*	Director	October 5, 2010

John J. Gilbert

/s/ Joseph P. Silveira*	Director	October 5, 2010

Joseph P. Silveira

/s/ Robert M. Lea*	Director	October 5, 2010

Robert M. Lea

/s/ Dennis Mussell*	Director	October 5, 2010

Dennis Mussell

/s/ Laurence M. Baer*	Director	October 5, 2010

Laurence M. Baer

/s/ Ed Blechschmidt*	Director	October 5, 2010

Ed Blechschmidt

/s/ Glen C. Warren, Jr.*	Director	October 5, 2010

Glen C. Warren, Jr.

/s/ Robert J. Zollars*	Director	October 5, 2010

Robert J. Zollars

*	By:	/s/ Steven M. Neil
Steven M. Neil
Attorney-in-Fact

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
5.01	Opinion of Fenwick & West LLP as to legality of securities being registered					X

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01)					X

23.02	Consent of Deloitte & Touche LLP, independent registered public accounting firm					X

24.01	Power of Attorney					X